IZEA Reports Q3 2023 Revenue of $7.9 million

ORLANDO, FL (November 14, 2023) - IZEA Worldwide, Inc. (NASDAQ: IZEA), a premier provider of influencer marketing technology, data, and services for the world’s leading brands, reported its financial and operational results for the third quarter ended September 30, 2023.

Q3 2023 Financial Summary Compared to Q3 2022
•Total revenue decreased 27.1% to $7.9 million, compared to $10.8 million
•Total costs and expenses decreased 13.3% to $10.5 million, compared to $12.2 million
•Net loss was $2.0 million, compared to a net loss of $0.9 million
•Adjusted EBITDA* for the quarter was $(1.5) million, compared to $(0.6) million
•Cash, cash equivalents and investments on September 30, 2023 totaled $62.7 million with no long-term debt

Q3 2023 Operational Highlights
•IZEA named "Best Influencer Marketing Company" in 2023 MarTech Breakthrough Awards Program
•Expanded sales presences into the South Korea market
•Launched Offers, Creator Experience, and Offer Negotiation in IZEA Flex
•Launched GPT-4 and AI Video Generation Tool in FormAI in IZEA's Creator Marketplace

* Adjusted EBITDA is a non-GAAP financial measure. Refer to the definition and reconciliation of this measure under “Use of Key Metrics and Non-GAAP Financial Measures.”

Management Commentary
"Throughout 2023, we've been navigating through a transformative era for IZEA, setting the stage for an upcoming era of expansion," commented Ted Murphy, Founder and CEO of IZEA. "During the earlier months, we made a calculated choice, accepting some trade-offs in immediate earnings and client numbers, to prioritize a growth trajectory that's not only sustainable and diverse but also profitable in the long run. Given the significant uptick in new business pipeline compared to the same timeframe last year, we're confident that the adjustments we're making will yield positive outcomes."

"Previously in the year, we brought forward the shift to Flex and the IZEA Marketplace for our clientele and our Managed Services division, a move initially planned for late 2023. The migration from IZEAx to Flex was finalized by the second quarter's close, which notably influenced our SaaS revenues during this period. We anticipate that SaaS revenues have reached their lowest point in Q3, setting the stage for future growth. While the fees from our Flex and IZEA Marketplace customer segments are considerably reduced, the upside is a noticeable decrease in both churn rates and customer acquisition expenses when compared to IZEAx. It will require some time to rebuild the SaaS revenue to its former levels, but we're convinced that this customer segment will prove to be more enduring and lucrative over time."
Q3 2023 Financial Results
Total revenue in the third quarter of 2023 decreased 27.1% to $7.9 million, compared to $10.8 million in the third quarter of 2022. Revenue from Managed Services declined by 25.2% to $7.8 million in the third quarter of 2023, from $10.5 million in the same period in 2022. In January 2023, we announced that we began to part ways with one large customer (the "non-recurring customer"). Managed Services revenue from this non-recurring customer totaled $0.9 million during the three months ended September 30, 2023, and explains 90% of the decline in Managed Services revenue from the same period in 2022. Managed Services revenue from our ongoing customer base, including new and existing customers (our "on-going customers"), totaled $6.9 million in the third quarter, or 3.9% lower than in 2022, primarily due to weaker bookings from these ongoing customers in the fourth quarter of 2022 and the first quarter of 2023.

Managed Services bookings decreased to $7.1 million during the quarter compared to $8.2 million during the same period in 2022, which included $0.3 million in reversed bookings from the non-recurring customer. Managed Services bookings for ongoing customers grew by 18.2% over the same period in 2022, reflecting strength in our core business.

Revenue from SaaS Services decreased by $0.3 million, or 83.7%, in the third quarter of 2023 compared to the third quarter of 2022. The transition from our legacy IZEAx platform was completed during the prior quarter as we pivoted our subscription business model to Flex and The Creator Marketplace.

Cost of revenue decreased to $4.7 million in the third quarter of 2023, or 59.3% of revenue, compared to $6.6 million, or 60.9%, in the prior-year quarter, primarily due to fewer contract deliveries to our non-recurring customer. The percentage cost of revenue on ongoing customer deliveries was in range with recent historical averages.

Costs and expenses other than the cost of revenue totaled $5.9 million for the third quarter of 2023, 5.3% above the prior-year quarter. Sales and marketing costs were $2.7 million during the third quarter of 2023, 7.9% higher than the prior-year quarter, primarily due to increased spend on tradeshows and brand awareness efforts. General and administrative costs totaled $3.0 million during the quarter, $0.1 million or 3.6% higher than the prior-year quarter, due primarily to increased web hosting fees and fees paid to consultants partially offset by lower overall compensation costs and professional fees.

Net loss in the third quarter of 2023 was $2.0 million, or $(0.13) per share, as compared to a net loss of $0.9 million, or $(0.06) per share in the third quarter of 2022, based on 15.5 million and 15.6 million average shares outstanding, respectively, as adjusted for the four-for-one reverse split effected in June 2023.

Adjusted EBITDA (as defined below, a non-GAAP measure management uses as a proxy for operating cash flow) totaled a loss of $1.5 million in the third quarter of 2023, compared with a loss of $0.6 million in the comparative period, decreasing $1.0 million due primarily to lower revenues, which declined 27.1% in the current period. Adjusted EBITDA as a percentage of revenue in the third quarter of 2023 was a loss of 19.6% compared to a loss of 5.5% in the third quarter of 2022.

As of September 30, 2023, our cash and investments totaled $62.7 million. The company has no long-term debt borrowings outstanding.

Conference Call
IZEA will hold a conference call to discuss its third quarter 2023 results on Tuesday, November 14, 2023, at 5:00 p.m. ET. IZEA's Chairman and CEO Ted Murphy, CFO Peter Biere, and COO Ryan Schram will host the call, followed by a question and answer period.

Date: Tuesday, November 14, 2023
Time: 5:00 p.m. ET
Toll-free dial-in number: 1-877-407-4018
International dial-in number: 1-201-689-8471

Please call the conference telephone number five (5) minutes prior to the start time. An operator will register your name and organization. A call replay will be available after 9:00 p.m. ET on the same day until Tuesday, November 21, 2023, at 11:59 p.m. ET.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13742155

About IZEA Worldwide, Inc.
IZEA Worldwide, Inc. (“IZEA”) is a marketing technology company providing software and professional services that enable brands to collaborate and transact with the full spectrum of today’s top social influencers and content creators. The company is a champion for the growing Creator Economy, enabling individuals to monetize their content, creativity, and influence. IZEA launched the industry’s first-ever influencer marketing platform in 2006 and has since facilitated nearly 4 million online buyers and sellers transactions. Leading brands and agencies partner with IZEA to increase digital engagement, diversify brand voice, scale content production, and drive a measurable return on investment.

Use of Key Metrics and Non-GAAP Financial Measures
Managed Services bookings measure all sales orders received, less cancellations received, or refunds given during the same period. Sales order contracts vary in complexity with each customer and range from custom content delivery to integrated marketing services; our contracts generally run from several months for smaller contracts to twelve months for larger contracts. We recognize revenue from our Managed Services contracts based on a percentage of completion basis as we deliver the content or services over time, which can vary greatly from a few weeks to a year. For this reason, Managed Services bookings, while an overall indicator of the health of our business, may not be used to predict quarterly revenues and could be subject to future adjustments.
Managed Services bookings is a useful metric as it reflects the amount of orders received in one period, even though revenue may be reflected over time. Management uses the Managed Services bookings metric to plan its operating staff, identify key customer group trends, enlighten go-to-market activities, and inform its product development efforts.

EBITDA is a non-GAAP financial measure under the Securities and Exchange Commission rules commonly defined as earnings before interest, taxes, depreciation, and amortization. IZEA defines “Adjusted EBITDA” as earnings or loss before interest, taxes, depreciation and amortization, non-cash stock-based compensation, gain or loss on asset disposals or impairment, and certain other unusual or non-cash income and expense items such as gains or losses on settlement of liabilities and exchanges, and changes in the fair value of derivatives, if applicable.
We believe that Adjusted EBITDA provides useful information to investors as it primarily excludes non-cash transactions and provides consistency to facilitate period-to-period comparisons.
All companies do not calculate bookings, and Adjusted EBITDA in the same manner. These metrics and financial measures, as presented by IZEA, may be different from those presented by other companies. Moreover, these metrics and financial measures have limitations as analytical tools. You should not consider them in isolation or as a substitute for an analysis of our results of operations as reported under GAAP. The financial tables included in this press release present a reconciliation of adjusted EBITDA to the most directly comparable GAAP measure.

Safe Harbor Statement
All statements in this release that are not based on historical fact are “forward-looking” and intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies, and expectations, can generally be identified by the use of forward-looking terms such as “may,” “will,” “would,” “could,” “should,” “expect,” “anticipate,” “hope,” “estimate,” “optimistic,” “believe,” “intend,” “ought to,” "likely," "projects," “plans,” "pursue," "strategy" or "future," or the negative of these words or other words or expressions of similar meaning. Examples of forward-looking statements include, among others, statements we make regarding expectations concerning product development and platform launches, future financial performance and operating results, including regarding recognition of bookings as revenues, growth, or maintenance of customer relationships, and expectations concerning IZEA’s business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements as a result of various factors, including, among others, the following: competitive conditions in the content and social sponsorship segment in which IZEA operates; failure to popularize one or more of the marketplace platforms of IZEA; our ability to maintain disclosure controls and procedures and internal control over financial reporting; our ability to satisfy the requirements for continued listing of our common stock on the Nasdaq Capital Market; changing economic conditions that are less favorable than expected; and other risks and uncertainties described in IZEA’s periodic reports filed with the Securities and Exchange Commission. The forward-looking statements made in this release speak only as of the date of this release, and IZEA assumes no obligation to update any such forward-looking statements to reflect actual results or changes in expectations, except as otherwise required by law.

Press Contact
Matt Gray
IZEA Worldwide, Inc.
Phone: 407-674-6911
Email: ir@izea.com

IZEA Worldwide, Inc.
Unaudited Consolidated Balance Sheets

	September 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$35,196,198	$24,600,960
Accounts receivable, net	6,684,958	5,664,727
Prepaid expenses	1,084,289	3,927,453
Short term investments	14,842,420	16,106,758
Other current assets	62,396	66,441
Total current assets	57,870,261	50,366,339

Property and equipment, net of accumulated depreciation	216,272	156,774
Goodwill	4,016,722	4,016,722
Intangible assets, net	64,953	64,953
Software development costs, net	1,944,377	1,774,033
Long term investments	12,670,494	29,296,069
Total assets	$76,783,079	$85,674,890

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	1,461,732	1,968,322
Accrued expenses	2,070,747	2,130,702
Contract liabilities	8,704,332	11,247,746
Total current liabilities	12,236,811	15,346,770

Finance obligation, less current portion	78,266	62,173
Total liabilities	12,315,077	15,408,943

Commitments and Contingencies	—	—

Stockholders’ equity:
Preferred stock; $.0001 par value; 2,500,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $0.0001 par value; 50,000,000 shares authorized; shares issued: 15,797,724 and 15,603,508, respectively; shares outstanding: 15,431,869 and 15,603,435, respectively	1,580	1,560
Treasury stock at cost: 365,855 and 0 shares at September 30, 2023 and December 31, 2022, respectively	(1,019,997)	—
Additional paid-in capital	149,925,505	149,148,248
Accumulated deficit	(83,925,769)	(78,103,066)
Accumulated other comprehensive income (loss)	(513,317)	(780,795)
Total stockholders’ equity	64,468,002	70,265,947
Total liabilities and stockholders’ equity	$76,783,079	$85,674,890

IZEA Worldwide, Inc.
Unaudited Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	$7,894,901	$10,826,335	$27,321,682	$32,293,682

Costs and expenses:
Cost of revenue	4,685,437	6,597,430	16,900,116	18,989,076
Sales and marketing	2,700,301	2,502,128	7,936,801	7,312,240
General and administrative	3,032,759	2,928,679	9,604,308	9,810,102
Depreciation and amortization	117,544	127,535	574,238	404,856
Total costs and expenses	10,536,041	12,155,772	35,015,463	36,516,274

Loss from operations	(2,641,140)	(1,329,437)	(7,693,781)	(4,222,592)

Other income (expense):
Interest expense	(1,654)	(814)	(6,373)	(2,594)
Other income (expense), net	659,856	424,019	1,877,451	672,821
Total other income (expense), net	658,202	423,205	1,871,078	670,227

Total other income (expense), net	$(1,982,938)	$(906,232)	$(5,822,703)	$(3,552,365)

Weighted average common shares outstanding – basic and diluted	15,463,334	15,568,356	15,525,636	15,540,627
Basic and diluted loss per common share	$(0.13)	$(0.06)	$(0.38)	$(0.23)

IZEA Worldwide, Inc.
Unaudited Consolidated Statements of Comprehensive Loss

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net loss	$(1,982,938)	$(906,232)	$(5,822,703)	$(3,552,365)

Other comprehensive income
Unrealized gain (loss) on securities held	131,198	(597,113)	267,478	(864,595)
Total other comprehensive income	131,198	(597,113)	267,478	(864,595)

Total comprehensive income (loss)	$(1,851,740)	$(1,503,345)	$(5,555,225)	$(4,416,960)

IZEA Worldwide, Inc.
Revenue Details

Revenue details by type:

	Three Months Ended September 30,
	2023		2022		$ Change	% Change
Managed Services Revenue	$7,837,725	99.3%	$10,476,278	96.8%	$(2,638,553)	(25.2)%

Marketplace Spend Fees	2,385	—%	16,019	0.1%	(13,634)	(85.1)%
License Fees	55,331	0.7%	320,349	3.0%	(265,018)	(82.7)%
Other Fees	(540)	—%	13,689	0.1%	(14,229)	(103.9)%
SaaS Services Revenue	57,176	0.7%	350,057	3.2%	(292,881)	(83.7)%

Total Revenue	$7,894,901	100.0%	$10,826,335	100.0%	$(2,931,434)	(27.1)%

	Nine Months Ended September 30,
	2023		2022		$ Change	% Change
Managed Services Revenue	$26,958,860	98.7%	$31,025,350	96.1%	$(4,066,490)	(13.1)%

Marketplace Spend Fees	40,173	0.1%	122,243	0.4%	(82,070)	(67.1)%
License Fees	304,938	1.1%	1,030,718	3.2%	(725,780)	(70.4)%
Other Fees	17,711	0.1%	115,371	0.4%	(97,660)	(84.6)%
SaaS Services Revenue	362,822	1.3%	1,268,332	3.9%	(905,510)	(71.4)%

Total Revenue	$27,321,682	100.0%	$32,293,682	100.0%	$(4,972,000)	(15.4)%

IZEA Worldwide, Inc.
Reconciliation of GAAP Net loss to Non-GAAP Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net loss	$(1,982,938)	$(906,232)	$(5,822,703)	$(3,552,365)
Write down of digital assets	—	1,081	—	141,808
Non-cash stock-based compensation	239,353	154,115	642,752	428,013
Non-cash stock issued for payment of services	75,003	31,260	225,012	93,742
Interest expense	1,654	814	6,373	2,594
Depreciation and amortization	117,544	127,535	574,238	404,856
Other non-cash items	304	—	304	18,555
Adjusted EBITDA	$(1,549,080)	$(591,427)	$(4,374,024)	$(2,462,797)

Revenue	$7,894,901	$10,826,335	$27,321,682	$32,293,682
Adjusted EBITDA as a % of Revenue	(19.6)%	(5.5)%	(16.0)%	(7.6)%